As filed with the Securities and Exchange Commission on September 15, 2021

Registration No. 333-255424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Amendment No. 3
to
FORM S-11

FOR REGISTRATION STATEMENT Under The Securities Act of 1933
of securities of certain real estate companies
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Belpointe PREP, LLC
(Exact name of registrant as specified in governing instruments)
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255 Glenville Road Greenwich, Connecticut 06831 (203) 883-1944
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Brandon E. Lacoff Chief Executive Officer Belpointe PREP, LLC 255 Glenville Road Greenwich, Connecticut 06831 (203) 883-1944
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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with a copy to: Vanessa J. Schoenthaler Sugar Felsenthal Grais & Helsinger LLP 230 Park Avenue, 9th Floor New York, New York 10169 (212) 899-9780
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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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Calculation of Registration Fee

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Class A units representing limited liability company interests	$750,000,000	$81,825
(1)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment No. 3”) to the Registration Statement on Form S-11 (File No. 333-255424) of Belpointe PREP, LLC (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

Information Not Required in the Prospectus

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the issuance and distribution of the Class A units being registered hereby. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$81,825
Printing and mailing	$1,500
Legal	$301,694
Accounting	$115,500
Miscellaneous	$52,554
Total	$508,573

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

Our Sponsor, Belpointe, LLC, and an affiliate of our Sponsor, Belpointe Capital Management, LLC, acquired 100 of our common units in connection with our formation for net proceeds to us of $10,000. Immediately upon effectiveness of this registration statement, we will (i) amend and restate of our Limited Liability Company Operating Agreement, (ii) reclassify all of our outstanding common units into an equivalent number of Class A units, and (iii) issue 100,000 Class B units and one Class M unit to our Manager, Belpointe PREP Manager, LLC. The offer and sale of common units to our Sponsor and its affiliate and the issuance of our Class B units and Class M unit to our Manager were and will be exempt from the registration provisions of the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof, as transactions by an issuer not involving any public offering.

Item 34. Indemnification of Directors and Officers.

The section of the prospectus of this registration statement entitled “Management—Limitations on Liability and Indemnification of our Directors, Officers, Manager and Other Agents” discloses that we will generally indemnify our directors, officers, Manager and Sponsor to the fullest extent permitted by the law against any and all losses, claims, damages, liabilities or similar events and is incorporated herein by this reference. Section 108 of the Delaware Limited Liability Company Act empowers us to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. The indemnification rights that we provide to our directors, officers, Manager and Sponsor are more expansive than those permitted to be provided to the directors and officers of a Delaware corporation under applicable Delaware laws.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements.

See page F-1 for an index of the financial statements included in the registration statement.

(b)	Exhibits.

See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(i)	The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(ii)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on September 15, 2021.

Belpointe PREP, LLC

By:	/s/ Brandon E. Lacoff
Brandon E. Lacoff
Chairman of the Board and Chief Executive Officer

By:	/s/ Martin Lacoff
Martin Lacoff
Director, Chief Strategic Officer and Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1**	Agreement and Plan of Merger, dated as of April 21, 2021, by and among Belpointe PREP, LLC, BREIT Merger, LLC and Belpointe REIT, Inc.
3.1**	Certificate of Formation.
3.2**	Amended and Restated Limited Liability Company Operating Agreement.
4.1**	Subscription Agreement (included in Appendix B).
5.1*	Opinion of Sugar Felsenthal Grais & Helsinger LLP.
8.1*	Opinion of Sugar Felsenthal Grais & Helsinger LLP as to Tax Matters.
10.1**	Management Agreement, effective as of October 28, 2020, by and among Belpointe PREP, LLC, Belpointe PREP OC, LLC, Belpointe PREP TN OC, LLC, Belpointe PREP Manager, LLC and Belpointe LLC.
10.2**	Employee and Cost Sharing Agreement, effective as of October 28, 2020, by and among Belpointe PREP, LLC, Belpointe PREP OC, LLC, Belpointe PREP TN OC, LLC and Belpointe PREP Manager, LLC.
10.3**	Real Estate Purchase and Sale Agreement, by and among MG 902 1st Ave Holdings LLC, MG 936 1st Ave N Holdings LLC, EE 900 1st Ave Holdings LLC, E3 OZ 956 1st Ave N Holding LLC, OZ-1020 1st Ave N LLC and BPOZ 1000 FIRST, LLC.
10.5**	Secured Promissory Note, dated October 28, 2020.
10.6**	Secured Promissory Note, dated February 16, 2021.
10.7**	Secured Promissory Note, dated May 28, 2021.
14.1**	Code of Business Conduct and Ethics.
21**	Subsidiaries of Registrant.
23.1**	Consent of Citrin Cooperman & Company, LLP
23.2**	Consent of Citrin Cooperman & Company, LLP
23.3*	Consent of Sugar Felsenthal Grais & Helsinger LLP (included in Exhibit 5.1)
23.4*	Consent of Sugar Felsenthal Grais & Helsinger LLP (included in Exhibit 8.1)
*	Filed herewith.
**	Previously filed.